                                      MAGELLAN GOLD OPTIONS SILVER DISTRICT PROPERTY

FOR IMMEDIATE RELEASE                                                      August 29, 2012

Reno, NV --- Magellan Gold Corporation  (MAGE - OTCBB) is pleased to announce that it has entered into an option agreement (the “Agreement”) with Columbus Silver Corporation (CSC: TSX-V) (“Columbus Silver”, under which Magellan may acquire all of Columbus Silver’s interest in its Silver District property located in Arizona (the “Property”) for an aggregate purchase price of US$1,013,200.

Magellan paid Columbus Silver US$63,200 on signing the Agreement, and is required to pay a further US$50,000 on or before December 31, 2012, US $400,000 by the end of 2013, and a final $500,000 by the end of 2014 to exercise the option. As of October 1, 2012, Magellan will also be required to maintain the Property in good standing by making all underlying lease and maintenance payments during the course of the option.

The Silver District Property consists of 108 unpatented mining claims, 4 patented claims and one state lease, totaling over 2,000 acres. The property covers a portion of the historic Silver District in La Paz County, approximately 80 kilometers (50 miles) north of Yuma in southwest Arizona. Subject to third party net smelter royalties, Columbus Silver controls a 100% interest in the Property.

ABOUT MAGELLAN GOLD CORPORATION

Magellan Gold Corporation (OTCBB: MAGE) is a Nevada corporation engaged in the acquisition and exploration of precious metals mineral properties.  Magellan Gold’s primary exploration property, the Secret Canyon Claims is comprised of a ten-year mining lease to explore, develop and conduct mining operations on 41 unpatented lode mining claims located in Washoe County, Nevada.

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation's periodic filings with the Securities and Exchange Commission.

Contact: John Power, President  (707) 884 - 3864